EXHIBIT 99.1

February 24, 2005

Reporters may contact:

Robert Stickler, Bank of America, 704.386.8465

Robert.Stickler@bankofamerica.com

Bank of America announces resignation of Steve McMillan from board of directors

CHARLOTTE – Bank of America announced today that the company on February 22 accepted the resignation of C. Steven McMillan, chairman of Sara Lee Corporation, from the bank’s board of directors.

“Steve’s business knowledge, and his experience and perspective as a national retailer, have been a great value to the board during his tenure,” said Kenneth D. Lewis, chairman, CEO and president of Bank of America. “I appreciate his advice and counsel over the past four years, and we wish him only the best in the future.”

McMillan joined the Bank of America board of directors at the company’s annual shareholders meeting in April 2001.

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships through more than 5,800 retail banking offices and 16,700 ATMs and through award-winning online banking with more than twelve million active users. Bank of America is the No. 1 Small Business Administration Lender in the United States by the SBA. The company serves clients in 150 countries and has relationships with 96 percent of the U.S. Fortune 500 companies and 82 percent of the Global Fortune 500. Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange.

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